EXHIBIT 99.1

DREAMWORKS ANIMATION REPORTS

FIRST QUARTER 2009 FINANCIAL RESULTS

Glendale, California – April 28, 2009 – DreamWorks Animation SKG, Inc. (Nasdaq: DWA) today announced financial results for its first quarter ended March 31, 2009. In the quarter, the Company reported total revenue of $263.5 million and net income of $62.3 million, or $0.71 per share on a fully diluted basis. This compares to revenue of $157.2 million and net income of $26.1 million, or $0.28 per share on a fully diluted basis, for the same period in 2008.

“This marks the Company’s strongest first quarter ever, attributable primarily to the blockbuster performance of Madagascar: Escape 2 Africa, both at the international box office and in the domestic home video market,” said Jeffrey Katzenberg, CEO of DreamWorks Animation. “Adding to our recent theatrical achievements, Monsters vs. Aliens is the highest-grossing film of the year to date and DreamWorks Animation’s third consecutive domestic blockbuster in 10 months.”

For the quarter, Madagascar: Escape 2 Africa contributed $147.5 million of revenue, driven by international box office and its release into the domestic home entertainment market. The film has now reached approximately $595 million in worldwide box office and an estimated 6.7 million home entertainment units sold worldwide, net of actual and estimated future returns.

“Having two of the top home video releases in back-to-back quarters demonstrates the continued strength of our products in the home entertainment market,” stated Ann Daly, Chief Operating Officer of DreamWorks Animation. “Just as it does in theaters, family content — and CG animated hits in particular — continues to outperform the industry as a whole.”

Kung Fu Panda, DreamWorks Animation’s most successful original film ever, contributed approximately $34.1 million of revenue during the first quarter of 2009, primarily from international home entertainment. Through the end of the first quarter, Kung Fu Panda reached an estimated 14.3 million home entertainment units sold worldwide, net of actual and estimated future returns.

The Company’s 2007 and 2006 fall releases, Bee Movie and Flushed Away, delivered $21.2 million and $12.2 million of revenue to the quarter, respectively. The former was driven by international pay television and the latter by worldwide free television. Through the end of the first quarter, Bee Movie reached an estimated 9.1 million home entertainment units sold worldwide, net of actual and estimated future returns.

Monsters vs. Aliens, the Company’s 2009 release, contributed $10.5 million of revenue during the first quarter of 2009, primarily from consumer products. The film was released domestically on March 27th and has now reached approximately $320 million in worldwide box office.

The Company’s 2006 and 2007 summer releases, Over the Hedge and Shrek the Third, delivered $8.8 million and $5.3 million of revenue to the quarter, respectively. Both titles were driven primarily by international free television. Library and other revenue contributed $23.9 million of revenue to the quarter, including $9.8 million from Shrek The Musical.

Costs of revenue for the quarter equaled $156.4 million. Selling, general and administrative expenses totaled $20.7 million (including approximately $5.9 million of stock compensation expense) as compared to $26.7 million (including approximately $9.7 million of stock compensation expense) for the comparable period of 2008.

Results for the quarter also included a tax benefit of approximately $18.8 million related to the Company’s tax sharing agreement with a former stockholder, which resulted in a lower effective tax rate. This benefit was partially offset by a $16.0 million increase in cost for the income tax benefit payable to the former stockholder (as shown on the consolidated statement of income before the line item, “income before income taxes”), resulting in an overall net increase to net income of $2.8 million, or an estimated $0.03 per share on a fully diluted basis.

The Company also provided an update to its share repurchase program. Year to date, it has purchased $46 million, or 2.3 million shares, at an average price of approximately $20.20. Finally, the Company announced that its Board of Directors has authorized future share repurchases of up to $150 million. These repurchases may be made in the open market, in block trades or in privately negotiated transactions.

Items related to the earnings press release for the first quarter of 2009 will be discussed in more detail on the Company’s first quarter 2009 earnings conference call later today.

Conference Call Information

DreamWorks Animation will host a conference call and webcast to discuss the results on Tuesday, April 28, 2009, at 4:30 p.m. (ET). Investors can access the call by dialing (800) 230-1059 in the U.S. and (612) 332-0107 internationally and identifying “DreamWorks Animation Earnings” to the operator. The call will also be available via live webcast at www.dreamworksanimation.com.

A replay of the conference call will be available shortly after the call ends on Tuesday, April 28, 2009. To access the replay, dial (800) 475-6701 in the U.S. and (320) 365-3844 internationally and enter 993846 as the conference ID number. Both the earnings release and archived webcast will be available on the Company’s website at www.dreamworksanimation.com.

About DreamWorks Animation

DreamWorks Animation is principally devoted to developing and producing computer generated, or CG, animated feature films. With world-class creative talent, a strong and experienced management team and advanced CG filmmaking technology and techniques, DreamWorks Animation makes high quality CG animated films meant for a broad movie-going audience. The Company anticipates releasing its feature films into both conventional and IMAX® theatres worldwide. The Company has theatrically released a total of eighteen animated feature films, including Shrek, Shrek 2, Shark Tale, Madagascar, Over the Hedge, Shrek the Third, Bee Movie, Kung Fu Panda, Madagascar: Escape 2 Africa and Monsters vs. Aliens. All of the Company’s feature films are now being produced in stereoscopic 3D technology.

Contact:

DreamWorks Animation Investor Relations

(818) 695-3900

ir@dreamworksanimation.com

DreamWorks Animation Corporate Communications

(818) 695-3658

shannon.olivas@dreamworks.com

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company’s plans, prospects, strategies, proposals and our beliefs and expectations concerning performance of our current and future releases and anticipated talent, directors and storyline for our upcoming films and other projects, constitute forward-looking statements. These statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of DreamWorks Animation SKG, Inc. These risks and uncertainties include: audience acceptance of our films, our dependence on the success of a limited number of releases each year, the increasing cost of producing and marketing feature films, piracy of motion pictures, the effect of rapid technological change or alternative forms of entertainment and our need to protect our proprietary technology and enhance or develop new technology. In addition, due to the uncertainties and risks involved in the development and production of animated feature projects, the release dates for the projects described in this document may be delayed. For a further list and description of such risks and uncertainties, see the reports filed by us with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our most recent quarterly reports on Form 10-Q. DreamWorks Animation is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

** FINANCIAL TABLES ATTACHED**

UNAUDITED CONSOLIDATED BALANCE SHEETS

	March 31, 2009	December 31, 2008
	(in thousands, except par value and share amounts)
Assets
Cash and cash equivalents	$260,630	$262,644
Trade accounts receivable, net of allowance for doubtful accounts	4,998	4,550
Income taxes receivable	11,490	6,468
Receivable from Paramount, net of reserve for returns and allowance for doubtful accounts	233,284	186,522

Film costs, net	609,894	638,243
Prepaid expenses and other assets	41,113	31,453
Property, plant and equipment, net of accumulated depreciation and amortization	121,802	114,913
Deferred taxes, net	13,501	27,049
Goodwill	34,216	34,216

Total assets	$1,330,928	$1,306,058

Liabilities and Equity
Liabilities:
Accounts payable	$1,162	$7,499
Accrued liabilities	91,894	115,158
Payable to former stockholder	44,506	54,192
Deferred revenue and other advances	64,022	38,857
Borrowings and other debt	70,059	70,059

Total liabilities	271,643	285,765
Commitments and contingencies Equity:
Stockholders’ equity:
Class A common stock, par value $.01 per share, 350,000,000 shares authorized, 95,392,465 and 95,381,143 shares issued, as of March 31, 2009 and December 31, 2008, respectively	954	954
Class B common stock, par value $.01 per share, 150,000,000 shares authorized, 11,419,461 shares issued and outstanding, as of March 31, 2009 and December 31, 2008	114	114
Additional paid-in capital	884,627	876,651
Retained earnings	707,571	645,261
Less: Class A Treasury common stock, at cost, 19,184,505 and 17,432,728 shares, as of March 31, 2009 and December 31, 2008, respectively	(536,922)	(505,628)

Total stockholders’ equity	1,056,344	1,017,352
Minority interest	2,941	2,941

Total equity	1,059,285	1,020,293

Total liabilities and equity	$1,330,928	$1,306,058

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
	2009	2008
	(in thousands, except per share amounts)
Revenues	$263,524	$157,172
Costs of revenues	156,406	96,491

Gross profit	107,118	60,681
Product development	2,368	—
Selling, general and administrative expenses	20,691	26,722

Operating income	84,059	33,959
Interest income, net	539	2,983
Other income, net	1,452	777
Increase in income tax benefit payable to former stockholder	(16,010)	(9,430)

Income before income taxes	70,040	28,289
Provision for income taxes	7,730	2,190

Net income	$62,310	$26,099

Basic net income per share	$0.71	$0.28

Diluted net income per share	$0.71	$0.28

Shares used in computing net income per share
Basic	87,465	92,314
Diluted	88,102	92,416

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2009	2008
	(in thousands)
Operating activities
Net income	$62,310	$26,099
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and write off of film costs	135,237	92,511
Stock compensation expense	5,854	9,695
Depreciation and amortization	726	582
Revenue earned against deferred revenue and other advances	(10,831)	(2,552)
Deferred taxes, net	13,548	2,644
Change in operating assets and liabilities:
Trade accounts receivable	(448)	(12,092)
Receivable from Paramount	(46,762)	117,018
Film costs	(101,657)	(97,404)
Prepaid expenses and other assets	(9,664)	10,499
Accounts payable and accrued liabilities	(29,431)	(33,397)
Payable to former stockholder	(9,686)	(24,316)
Income taxes payable/receivable, net	(5,022)	(20,324)
Deferred revenue and other advances	38,496	38,473

Net cash provided by operating activities	42,670	107,436

Investing activities
Purchases of property, plant and equipment	(13,411)	(6,775)

Net cash used in investing activities	(13,411)	(6,775)

Financing Activities
Receipts from exercise of stock options	21	120
Excess tax benefits from employee equity awards	—	6
Purchase of treasury stock	(31,294)	(83,837)

Net cash used in financing activities	(31,273)	(83,711)

Increase\(Decrease) in cash and cash equivalents	(2,014)	16,950
Cash and cash equivalents at beginning of period	262,644	292,489

Cash and cash equivalents at end of period	$260,630	$309,439

Supplemental disclosure of cash flow information:
Cash paid/(received) during the period for income taxes, net	$(878)	$19,864

Cash paid during the period for interest, net of amounts capitalized	$218	$342